Exhibit 10.hh
POLARIS INDUSTRIES INC.
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

Participant: _______________________

In accordance with the terms of the Polaris Industries Inc. 2007 Omnibus Incentive Plan (As Amended and Restated April 28, 2011) (the "Plan"), Polaris Industries Inc. (the “Company”) hereby grants to you, the Participant named above, an award of Performance Restricted Stock Units involving the number of such Units set forth in the table below. The terms and conditions of this Award are set forth in this Agreement, consisting of this cover page, the Award Terms and Conditions on the following pages and the attached Exhibit A, and in the Plan document, a copy of which has been provided to you. Unless the context indicates otherwise, any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Number of Performance Restricted Stock Units Granted:	____________
Grant Date:	____________, 20__
Scheduled Vesting Date:	The date described in Section 4(a) of the Agreement
Performance Period:	____________, 20__ - ___________, 20__
Performance Goals:	See Exhibit A

All terms, provisions and conditions applicable to Performance Restricted Stock Unit Awards set forth in the Plan and not set forth in this Agreement are incorporated by reference into this Agreement.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Performance Restricted Stock Unit Award.

POLARIS INDUSTRIES INC.

Michael W. Malone
Vice President—Finance and Chief Financial Officer

Agreed:

________________________________
Participant

Attachments:     Award Terms and Conditions
Exhibit A

Polaris Industries Inc.
2007 Omnibus Incentive Plan
(As Amended and Restated April 28, 2011)
Performance Restricted Stock Unit Award Agreement

Award Terms and Conditions

1.
Award of Performance Restricted Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of the number of Performance Restricted Stock Units identified on the cover page of this Agreement (the "Units"). Each Unit represents the right to receive one Share of the Company’s common stock. The Units granted to you will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured obligation of the Company.

2.
Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 2 shall be void and ineffective. The Units and your right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture except to extent the Units have vested as provided in Section 4.

3.
No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a shareholder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 5.

4.
Vesting and Forfeiture of Units. The Units shall vest at the earliest of the following times and to the degree specified. For purposes of this Section 4, use of the terms “employment” and “employed” refers to providing services to the Company and its Affiliates in the capacity of an Employee, Nonemployee Director or Third-Party Service Provider.

(a)
Scheduled Vesting. The number of Units that have been earned during the Performance Period shall be eligible to vest on the Scheduled Vesting Date, so long as your employment has been continuous since the Grant Date. The actual number of earned Units that will vest on the Scheduled Vesting Date will be determined by the Committee as provided in Exhibit A. For these purposes, the “Scheduled Vesting Date” means the date the Committee certifies (i) the degree to which the applicable performance goals for the Performance Period have been satisfied, (ii) the number of Units that have been earned during the Performance Period as provided in Exhibit A, and (iii) the number of Units that will vest as determined in accordance with Exhibit A, which certification shall occur no later than March 15 of the calendar year immediately following the calendar year during which the Performance Period ended.

(b)
Retirement. If your employment terminates by reason of your Retirement prior to the Scheduled Vesting Date, then you will be entitled to have vest on the Scheduled Vesting Date a pro rata portion of the Units that would otherwise have been determined to vest on the Scheduled Vesting Date in accordance with Exhibit A if you had remained continuously employed until the Scheduled Vesting Date. The pro rata portion shall be determined by multiplying the number of Units that would otherwise have been determined to vest by a fraction whose numerator is the number of full calendar months during the Performance Period prior to your employment termination date and whose denominator is thirty-six (36). For these purposes, “Retirement” shall mean any termination of your employment, other than termination for Cause, that occurs (i) at least twelve (12) months after the Grant Date, and (ii) at or after you reach the age of fifty-five (55) and have completed at least ten (10) years of continuous employment, or at or after you reach the age of sixty-five (65).

(c)
Severance Agreement. If your employment terminates prior to the Scheduled Vesting Date at a time when you are party to a severance agreement with the Company, and if such termination of employment constitutes a “Non-Change in Control Termination” as defined in the severance agreement, then you will be entitled to have vest on the Scheduled Vesting Date a pro rata portion of the Units that would otherwise have been determined to vest on the Scheduled Vesting Date in accordance with Exhibit A if you had remained continuously employed until the Scheduled Vesting Date. The pro rata portion shall be determined in the same manner as provided in Section 4(b).

(d)
Change of Control. If a Change of Control occurs after the Grant Date but before the Scheduled Vesting Date and while you continue to be employed, then the Units shall vest as of the Date of the Change of Control to the extent provided below:

(1)
If the Change of Control occurs on or after the last day of the Performance Period, the number of Units determined to have been earned as of the end of the Performance Period in accordance with Exhibit A shall vest.

(2)
If the Change of Control occurs before the last day of the Performance Period, one-third of the Units shall vest if the Change of Control occurs during the third year of the Performance Period, one-sixth of the Units shall vest if the Change of Control occurs during the second year of the Performance Period, and no Units shall vest if the Change of Control occurs during the first year of the Performance Period.

(e)
Forfeiture of Unvested Units. To the extent any of Sections 4(a) through (d) is applicable to this Award, any Units that do not vest on the applicable vesting date as provided therein shall immediately be forfeited. If your employment terminates prior to the Scheduled Vesting Date under circumstances other than as set forth in Sections 4(b) and (c), all unvested Units shall immediately be forfeited.

5.
Settlement of Units. After any Units vest pursuant to Section 4, the Company shall, as soon as practicable (but no later than March 15 of the year following the calendar year in which such Units vest), cause to be issued and delivered to you, or to your designated beneficiary or estate in the event of your death, one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the issuance of a stock certificate, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided, or by the electronic delivery of the Shares to a designated brokerage account, shall be subject to satisfaction of withholding tax obligations as provided in Section 6 and compliance with all applicable legal requirements as provided in Section 21.6 of the Plan, and shall be in complete satisfaction and settlement of such vested Units. The Company will pay any original issue or transfer taxes with respect to the issuance and delivery of the Shares to you, and all fees and expenses incurred by it in connection therewith.

6.
Withholding Taxes. The Company will notify you of the amount of any federal, state, local or foreign withholding taxes (including social insurance contributions) that must be paid in connection with the vesting or settlement of the Units. The Company (or any Affiliate employing you) may deduct such amount from your regular salary payments or other compensation otherwise due and owing to you. If the full amount of the withholding taxes cannot be timely recovered in this manner, you must immediately remit the deficiency to the Company upon the receipt of the Company’s notice. If you wish to satisfy some or all of such withholding taxes by delivering Shares you already own or by having the Company retain a portion of the Shares that would otherwise be issued to you in settlement of vested Units, you must make such a request in accordance with Section 19.2 of the Plan which shall be subject to approval by the Committee. The Company may withhold the issuance to you of any and all Shares to which you are otherwise entitled under this Agreement until you have satisfied the applicable tax withholding obligations.

7.
Compensation Recovery. Notwithstanding any other provision of this Agreement, this Award and any Shares or cash received in settlement thereof shall be subject to (i) the Company’s Policy Regarding Executive Incentive Compensation Recoupment as in effect from time to time, including any amendments or revisions thereto adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act and the rules promulgated by the Securities and Exchange Commission and the New York Stock Exchange thereunder; and (ii) forfeiture to or reimbursement of the Company under the circumstances and to the extent provided in Section 304 of the Sarbanes-Oxley Act of 2002 if you are one of the individuals expressly subject to such Section 304 or if you knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct which resulted in material noncompliance by the Company with any financial reporting requirement under the securities laws and as a result of which the Company was required to prepare an accounting restatement.

8.
Governing Plan Document. This Agreement and Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

9.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

10.
Entire Agreement; Amendment; Severability. This Agreement and the Plan embody the entire understanding of the parties regarding the subject matter hereof and shall supersede all prior agreements and understandings, oral or written, between the parties with respect thereto. Except as otherwise provided in Section 17.4 of the Plan, no change, alteration or modification of this Agreement may adversely affect in any material way your rights under this Agreement without your prior written consent. If any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby.

11.
Certain References. References to you in any provision of this Agreement under circumstances where the provision should logically be construed to apply to your executors or administrators, or to the person or persons to whom all or any portion of the Units may be transferred by will or the laws of descent and distribution, shall be deemed to include such person or persons.

12.
Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered (including electronically) to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company (Attention: Vice President - Human Resources) at its office at 2100 Highway 55, Medina, Minnesota 55340, and all notices or communications by the Company to you may be given to you personally or may be mailed or delivered to you at the address indicated in the Company's records as your most recent address.

13.	Choice of Law. This Agreement will be governed by, and interpreted and enforced in accordance with, the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

14.
Electronic Delivery and Acceptance. The Company may deliver any documents related to this Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

15.
Appendix. This Award and the Shares acquired under the Plan upon settlement of the Units shall be subject to any and all special terms and provisions, if any, as set forth in the Appendix for your country of residence, which Appendix is incorporated into and made a part of this Agreement.

By signing the cover page of this Agreement or otherwise accepting this Award in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement and in the Plan document.